UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 20, 2018

EVOLUTION BLOCKCHAIN GROUP INC.
(Exact name of registrant as specified in its charter)

Nevada	333-196921	36-4852858
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

1853 King Beach Avenue, Las Vegas, Nevada	89123-4300
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 360-739-7960

___________________________________________________
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[   ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[   ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01	Entry into a Material Definitive Agreement
Item 2.01	Completion Of Acquisition Or Disposition Of Assets
Item 3.02	Unregistered Sales of Equity Securities

Effective April 20, 2018, we executed an asset purchase agreement with 10604496 Canada Corporation, to acquire the asset “Gamebitcoin”, a game specific blockchain development tailored to gaming transactions, together with certain related intellectual property assets of 10604496 Canada Corporation. The consideration for the purchase was an aggregate of 26,400,000 restricted shares of common stock of our company.

The assets acquired consist of: Ludo mobile application, gamebit.vip domain/website, Gamebitcoin blockchain token (ERC-20 token), Gamebitcoin.us application/development, bangforyourbuck.bet mobile application, Gamebitcoin intellectual expertise in crypto currency mining, Gamebitcoin linux blockchain development expertise, Gamebitcoin code/funtionally complete Alpha, Gamebitcoin strategies for using a blockchain for social gaming, Gamebitcoin expertise in crypto currency trading, Gamebitcoin crypto mining software development expertise, Gamebitcoin blockchain marketing expertise, Call of Booty application in development and Prince and the Pauper mobile application. The entire Gamebitcoin and related systems will be built upon the idea of peer-to-peer blockchain technology. See Schedule 2 of the Asset Purchase Agreement attached for full list of intellectual and other property acquired.

On April 24, 2018, we issued an aggregate of 26,400,000 unregistered and restricted common shares of our company to close the transaction for the acquisition of Gamebitcoin. As directed by the Vendor and pursuant to the terms of the asset purchase agreement, we issued the securities collectively to 21non-US persons and two US persons (as that term is defined in Regulation S of the Securities Act of 1933), either in an offshore transaction relying on Regulation S, or pursuant to section 4(a)(2) of the Securities Act of 1933, as amended.

Item 9.01	Financial Statements and Exhibits

10.1	Asset Purchase Agreement with 10604496 Canada Corporation, dated April 20, 2018.

10.2	Assignment of Rights with 10604496 Canada Corporation, dated April 24, 2018.

10.3	Assignment of Rights with Dominic Dos Santos, dated April 24, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EVOLUTION BLOCKCHAIN GROUP INC.

/s/Lawrence Stephenson
Lawrence Stephenson
President, Chief Executive Officer, Secretary, Treasurer
and Director

Date: April 25, 2018